EXHIBIT 10.1

MODIFICATION NO. 1 TO LOAN AND SECURITY AGREEMENT

This Modification No. 1 to Loan and Security Agreement (“Modification”) is entered into as of March 31, 2011 (the “Effective Date”), by and between Partners for Growth III, L.P., a Delaware limited partnership with its principal place of business at 180 Pacific Avenue, San Francisco, California 94111 ("PFG") and each of Comverge, Inc., a Delaware corporation, Alternative Energy Resources, Inc., a Delaware corporation, Enerwise Global Technologies, Inc., a Delaware corporation, Comverge Giants, LLC, a Delaware limited liability company, Public Energy Solutions, LLC, a New Jersey limited liability company, Public Energy Solutions NY, LLC, , a Delaware limited liability company and Clean Power Markets, Inc., a Pennsylvania corporation (individually and collectively, jointly and severally, "Borrower").

WHEREAS, Borrower has received a $15,000,000 secured convertible loan from PFG (the “Loan”) pursuant to that certain Loan and Security Agreement dated as of November 5, 2010 (the “Loan Agreement”) and certain other Security Documents (as defined below);

WHEREAS, the parties have determined to modify the terms around PFG’s amortization right and loan conversion and make certain other changes to the terms and conditions of the Loan;

NOW THEREFORE, the parties hereby agree as follows:

1.           DESCRIPTION OF EXISTING INDEBTEDNESS:  Borrower is indebted to PFG for the Obligations pursuant to the Loan Documents. The Loan Agreement provides for term loan in the principal amount of Fifteen Million Dollars ($15,000,000), all of which has been disbursed by PFG to Borrower and remains outstanding.  Defined terms used but not otherwise defined herein shall have the same meanings set forth in the Loan Agreement.

2.           DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral, as described in the Loan Agreement and in certain Intellectual Property Security Agreements of even date therewith. The above-described security documents, including the Cross-Corporate Continuing Guaranty of even date therewith, Pledge Agreements, together with all other documents securing repayment of the Obligations, shall be referred to herein as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations are referred to as the "Existing Loan Documents".

3.           DESCRIPTION OF CHANGES IN TERMS.

(a)	Modification(s) to Existing Loan Documents.

(1) Section 1 of the Schedule to the Loan Agreement is amended with effect from the Effective Date to read in its entirety as follows:

1. LOAN (Section 1.1):

(a) The Loan:	The Loan shall consist of a term loan in the aggregate principal amount $15,000,000 (the “Credit Limit”), which the parties acknowledge was disbursed in full on November 5, 2010 (the “Funding Date”).
Initial Note:	(i) On the Funding Date, Agent executed and delivered a Note in the principal amount of $15,000,000 (the “Initial Note”).
Subsequent Notes:
(ii) After the Initial Note, Borrower may request new Loans by issuing new Notes upon five (5) Business Days advance written notice to PFG (upon the procedures specified in Section 1.4 of the Agreement), in minimum increments of $250,000 (“Subsequent Notes” and together with the Initial Note, the “Notes”) in aggregate amount(s) that do not exceed the lesser of (A) the principal amount of Loans converted under Sections 1(b) and 1(c) of this Schedule, and (B) such amounts that, when combined with the principal amount of the Initial Note, do not exceed $20,000,000 in aggregate principal Loaned under this Agreement (the “Facility Cap”); provided, however, that  Borrower’s right to request Loans shall in all events terminate thirty-six (36) months from the date of the Initial Note (such thirty-six month period, the “Availability Period”); and provided, further, that from and after Borrower’s failure to maintain the requisite threshold of Minimum Revenues such that PFG’s Amortization Right under paragraph (d) of this Schedule Section 1 is triggered, Borrower’s right to issue Subsequent Notes, other than with PFG’s consent in its sole discretion, shall terminate. For example only, if one year from the date hereof PFG were to convert $7,000,000 of the Initial Note under Section 1(b) of this Schedule, Borrower could (subject to the other terms and conditions of this Agreement and Borrower not having triggered the Amortization Right) issue Subsequent Notes during the following 24-month period in a maximum aggregate amount of $5,000,000.

Repayment:
The principal amount of each Note shall accrue interest at the rates set forth in Section 2 of this Schedule and shall, regardless of the date of issue, but subject to “Special Mandatory Payment”, below, and exercise of the Amortization Right in paragraph (d) of this Section 1, be repaid in full on the Maturity Date, unless previously converted, together with accrued and unpaid interest and all other outstanding monetary Obligations.

Special Mandatory Payment:
If Borrower consummates an equity financing or financings of not less than an aggregate amount of $20,000,000 (a “Qualifying Financing”) on or before June 30, 2011, and the Effective Price at which the principal securities sold in such Qualifying Financing is greater than the Optional Conversion Price, then Borrower shall promptly repay a principal amount that is equal to the dollar value of the differential in the number of shares of Conversion Stock that would be issuable to PFG upon conversion of each Note at the Optional Conversion Price and the number of shares of Conversion Stock that would be issuable to PFG upon conversion of such Note at the Effective Price of securities sold in the Qualifying Financing (the “Special Mandatory Payment”). For purposes hereof, the term “Effective Price” means, in the event that additional consideration (including Borrower stock or derivatives, such as warrants)  is given by Borrower along with the principal securities issuable in the Qualifying Financing as part of or an inducement to investors in such Qualifying Financing, the true stand-alone value that is fairly attributable to such principal securities. Appended as Exhibit F hereto is an example showing calculation of the Special Mandatory Payment.

Prepayment:
Notes may not be prepaid by Borrower in whole or in part at any time prior to the Maturity Date without PFG’s consent in its sole and absolute discretion (it being acknowledged that the Loan conversion features negotiated between the parties are a material part of the consideration for PFG making the Loans).

Conversion Limits:
Notwithstanding anything to the contrary set forth herein, Borrower may not effect any Mandatory Conversion if the aggregate number of shares of Common Stock issuable upon conversion of the Notes subject to such mandatory conversion coupled with the number of shares of Common Stock issued or issuable upon conversion of all other outstanding Notes thereof (whether or not such Notes remain outstanding) exceeds 5,033,770 shares.

No Hedging:
PFG agrees that while any Note remains outstanding, PFG or its affiliates shall not, without Agent’s consent (in its sole discretion) engage in any shorting activity related to the Borrower’s common stock, including short sales, put options, or similar transactions.

(b) Optional Conversion:
At any time prior to the Maturity Date, PFG may at its option convert any Notes (or any parts thereof) into the common stock of Borrower (an “Optional Conversion”) at the conversion price which shall be equal to One Hundred Twenty Percent (120%) of the Market Price (as defined below) of Borrower’s Common Stock) set forth in each applicable Note being converted (the “Conversion Price”).  PFG may exercise its right to convert any Notes or parts thereof by sending written notice thereof in accordance with Section 8.5 of the Agreement specifying the Note(s) (or parts thereof) to be converted into Conversion Stock (a “Conversion Notice”).  The date on which a Conversion Notice is sent to Borrower shall be a Conversion Date. Pursuant to the terms of the Conversion Notice, Borrower will use its reasonable best efforts to issue the Conversion Stock within two (2) business days of the delivery of the Conversion Notice and in any event shall issue the Conversion Stock within three (3) business days of the delivery of the Conversion Notice.

(c) Mandatory Conversion:
Subject to PFG's reasonable determination that each of the following terms, conditions and limitations have been met, Borrower may at any time and from time to time upon three (3) Business Days’ notice (each, a “Mandatory Conversion Notice”) effect a mandatory conversion of a Note (such Borrower initiated conversion, a “Mandatory Conversion”):
(i) No Default or Event of Default may have occurred and be continuing at the time of any notice of Mandatory Conversion;
(ii) (A) The Conversion Stock issuable under a Mandatory Conversion must be issued without a restrictive legend and be immediately and freely tradable by PFG under Rule 144 of the Securities Act, and (B) PFG is not then and for the preceding six months has not been subject to compliance with Section 16 of the Exchange Act with respect to the Notes or Conversion Stock;
(iii) (A) For any Mandatory Conversion Notices issued and to be effective within the first eighteen months from the Funding Date, the reported closing price of the Common Stock on the date of the Mandatory Conversion Notice must be at least twenty-five percent (25%) greater than the Conversion Price; and (B) for any Mandatory Conversion Notices issued and to be effective eighteen months or later from the Funding Date, the reported closing price of the common stock on the date of the Mandatory Conversion Notice must be at least thirty-five percent (35%) greater than the Conversion Price (each of the conversion prices derived under clauses (A) and (B), a “Mandatory Conversion Price”); and (C) provided, in each of clauses (A) and (B), even though the relevant reported closing price(s) would not permit a Mandatory Conversion, Borrower may still effect a Mandatory Conversion by reducing the conversion price at which such Note is in fact converted to a price that represents no less than a twenty-five percent (25%) discount (if clause (A) is applicable) or thirty-five percent (35%) discount (if clause (B) is applicable) to such reported closing price(s), as necessary to satisfy the conditions set forth in clauses (iii)(A) and (B) and effect a Mandatory Conversion;
               (iv) The number of shares of Conversion Stock issuable upon a Mandatory Conversion may not exceed fifty percent (50%) of the average daily trading volume of Borrower’s Common Stock over the ten (10) trading days prior to any Borrower Mandatory Conversion Notice;
(v) Not more than $1,000,000 in value of the Note may be converted at any one time by Mandatory Conversion;
(vi) There shall be a minimum of five (5) trading days between Mandatory Conversion Notices;
(vii) Accrued and unpaid interest on the Note (or portion thereof) to be converted shall be paid in cash on the effective date of conversion;
(viii) the representations and warranties set forth in Section 3.16(h) of the Agreement are true and correct other than the last proviso set forth in Section 3.16 therein;
(ix) Each Mandatory Conversion Notice shall include the relevant calculations acceptable to Borrower to show that a Mandatory Conversion meets or will at the effective date of conversion meet the foregoing requirements and shall be certified by an executive officer with direct knowledge of the foregoing; and
(x) Borrower is not, as at the date of such Conversion Notice, being required to make amortized payments of principal and interest due to PFG’s exercise of its Amortization Right under Section 1(d), below.
The term “Market Price” shall mean, for the Initial Note, $5.46, and, for Subsequent Notes, the volume-weighted average closing price per share of Borrower’s Common Stock for the ten (10) consecutive trading days prior to the issue date (or deemed issue date, in the case of a Subsequent Note that has been amended or restated) of any Subsequent Note. The term “Conversion Stock” shall mean the shares of Borrower’s Common Stock issuable upon an Optional or Mandatory Conversion.

(d) Amortization Right:
If (A) Borrower should fail to maintain Minimum Revenues (as defined below), measured as of the end of each calendar quarter, or (B) a Borrower Regulatory Issue has occurred, PFG may elect to amortize all or (at PFG’s sole option) part of the Loan, effective as of the first day of the month following the calendar quarter for which Borrower has failed to maintain such Minimum Revenues, over a period equal to the shorter of thirty-six (36) months from the date such PFG election is made and the period from the date such PFG election is made until the Maturity Date (the “Amortization Right” and such period, the “Amortization Period”), which Amortization Right must be exercised, if at all, not later than the twentieth (20th) Business Day following the date PFG receives the Borrower report certifying compliance (or failure to comply) with the Minimum Revenues Test and, if PFG so elects, Borrower shall thereafter commence to make approximately level monthly payments of principal and interest on the Loan in accordance with an amortization schedule that reflects principal amortization equal to: (i) forty-five percent (45%) of the principal Loan balance outstanding on June 30, 2011, payable in twelve roughly equal monthly installments for each of the first twelve monthly payments made, (ii) thirty-five percent (35%) of the principal Loan balance outstanding on June 30, 2011, payable in twelve roughly equal monthly installments for each of the next twelve monthly payments made, and (iii) the greater of twenty percent (20%) of the principal Loan balance outstanding on June 30, 2011 and the actual principal Loan balance outstanding on the date such third tranche of amortized payments are due to commence to be made, payable in twelve roughly equal monthly installments for each of the next twelve monthly payments made, such that the Loan will be entirely paid at the Maturity Date. PFG may suspend Borrower’s obligation to make amortized payments at any time upon notice in its sole discretion. For example only, if Borrower triggered the Amortization Right based on its quarter ending March 31, 2011, reported no later than April 30, 2011, Borrower would be required to commence making monthly payments of $562,500, plus interest, the first such payment due May 1, 2011. If Borrower was in compliance with the Minimum Revenues test for the quarter ending June 30, 2011, as reported by July 31, 2011 (see “Reinstatement”, below), Borrower would cease making amortized payments as of August 1, 2011. If Borrower again triggered the Amortization Right based on its quarter ending September 30, 2011, Borrower would re-commence making amortized payments of $562,500, plus interest. Since Borrower would already have made three such payments (on May 1, June 1 and July 1), Borrower would, assuming no later Reinstatement, make nine such payments, plus interest, after which the principal payment each month would drop to $437,500, plus interest, for the next twelve payments.

Minimum Revenues Test:
“Minimum Revenues” for purposes of this Amortization Right (as distinct from the Financial Covenant set forth in Section 5 of this Schedule), shall mean Borrower’s consolidated GAAP revenues (“Revenues”) on a quarterly cumulative basis in no less than the amounts and for the periods set forth below:
Meas. Period              Min. Revenues                       Quarters Included

Q1-2011                      $14,747,000                                Q1-2011
Q2-2011                      $37,969,000                                Q1-2011 + Q2-2011
Q3-2011                      $99,658,000                                Q1 through Q3-2011
Q4-2011                      $139,838,000                              Q1 through Q4-2011

For periods after Q4-2011, the full fiscal year Minimum cumulative Revenue threshold shall not be less than ninety percent (90%) of the greater of (i) the Revenues specified in Borrower’s Board-approved annual financial plan for each fiscal year (“Annual Plan”), and one hundred twenty percent (120%) of the prior fiscal year Annual Plan (the “Annual Plan Projected Revenues”). The relevant percentages for each quarter of each fiscal year shall be set: (i) in the case of each first and (on a cumulative basis with the first quarter) second quarter, at eighty percent (80%) of Annual Plan Projected Revenues; and in the case of third quarter (on a cumulative basis with the first and second quarters) and the fourth quarter (on a cumulative basis with the first, second and third quarters), at ninety percent (90%) of Annual Plan Projected Revenues. For example only, if the Annual Plan Revenues were $100 for FY2011 and the FY2012 Annual Plan Projected Revenues showed projected Revenues of $110, the Annual Plan Projected Revenues on which Minimum quarterly thresholds would be based (for purposes of the Amortization Right) would be $120 for FY2012 and the Minimum Revenues annual threshold would be $108 (90% of $120). The Q1-2012 Minimum Revenues threshold would be 80% of the (as adjusted) Annual Plan Revenues for Q1-2012 and Q2-2012. The Q3-2012 and Q4-2012 Minimum Revenues thresholds would each be 90% of the Annual Plan Projected Revenues for Q1 through Q3-2012 (in the case of the Q3-2012 threshold) and Q1 through Q4-2012 (in the case of the Q4-2010 threshold).

For the avoidance of doubt, Borrower’s failure to meet the Amortization Right Minimum Revenues Test shall not (in the absence of any other Default) be deemed a Default under the Loan Agreement.

Reinstatement:
If at any time PFG exercises the Amortization Right and Borrower then complies with the Minimum Revenues Test for any succeeding quarterly measurement, then Borrower may prospectively (at its option), cease monthly amortization of the Loan; provided, however, if Borrower fails to meet or exceed the Minimum Revenues Test for any subsequent measurement period, PFG may again exercise its Amortization Right, subject (again) to Borrower’s right to cease monthly amortization by complying in a future measurement period.

(e) Deposit:
If Borrower fails to consummate the Qualifying Financing on or before June 30, 2011, then Borrower shall within one (1) Business Day thereafter pay PFG the sum of $2,000,000 (the “Deposit”), which Deposit shall be held by PFG as additional security for repayment of the Loan and either applied against outstanding Obligations at maturity or returned to Borrower if the Loan is converted in whole. PFG shall not be required to segregate the Deposit from its general accounts. If Borrower consummates a Qualifying Financing, the Deposit shall be promptly returned to Borrower.

(f) Conditions to Each Note Issuance / Borrowing:
As a condition to the issuance of each Note and Loan, counsel to Borrower shall issue and deliver an opinion of counsel in favor of PFG in the form appended as Exhibit E hereto to the effect that the Notes and Conversion Stock (when issued under each Note) will be exempt from registration under the Securities Act or that such Conversion Stock will be covered by an existing registration of Borrower.

(2) Exhibit C to the Loan Agreement is amended and restated in the form appended to this Modification as Schedule 1.

(3) A new Exhibit F is appended to the Loan Agreement in the form appended to this Modification as Schedule 2, showing a sample calculation of the Special Mandatory Payment.

(4) Section 4 of the Schedule to the Loan Agreement is amended to read in its entirety as follows:

“4. MATURITY DATE
(Section 5.1):	November 5, 2015, or such earlier date as results from PFG’s exercise of the Amortization Right.”

(5) The last clause of Section 5 of the Schedule to the Loan Agreement entitled “Amendment of Financial Covenants” is hereby amended and restated in its entirety as follows:

“Amendment of
Financial Covenants:
PFG and Borrower each acknowledge their mutual intention that the Financial Covenants specified in this Schedule Section 5 approximate those similar covenants in effect in the Senior Debt Documents, from time to time. Without limiting the parties obligations under Sections 4.13 and 8.21 of the Agreement, if such Senior Debt Document financial covenants should materially change, the Financial Covenants set forth in this Section 5 shall be set by PFG in consultation with Borrower so as to approximate the then existing or proposed Senior Lender financial covenants.”

4.           CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.           PAYMENT OF LOAN FEE AND EXPENSES.  Borrower shall pay to PFG all of PFG’s reasonable and documented out-of-pocket costs and expenses in connection with this Modification.

6.           BORROWERS’ REPRESENTATIONS AND WARRANTIES.  Each Borrower represents and warrants that:

(a) immediately upon giving effect to this Modification (i) the representations and warranties contained in the Existing Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b) each Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Existing Loan Documents, as amended by this Modification;

(c) the certificate of incorporation, bylaws and other organizational documents of each Borrower delivered to PFG remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d) the execution and delivery by each Borrower of this Modification and the performance by each Borrower of its obligations under the Existing Loan Documents, as amended by this Modification, have been duly authorized by all necessary corporate action on the part of each Borrower;

(e) this Modification has been duly executed and delivered by each Borrower and is the binding obligation of each Borrower, enforceable against it in accordance with the terms of this Modification, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights;

(f) as of the date hereof, each Borrower has no defenses against its obligation to repay the Obligations and it has no claims of any kind against PFG.  Each Borrower acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationship with such Borrower in connection with this Modification and in connection with the Existing Loan Documents;

(g) the Security Documents relating to Intellectual Property either disclose an accurate, complete and current listing of all Collateral that consists of Intellectual Property or Borrower has included revised and updated Intellectual Property schedules as part of an update to the Representations required in Section 8 of this Modification; and

(h) Each Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in the Representations dated as of November 5, 2010, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to PFG in Part A - Sections 1-6 (except as further noted in this sentence) and Part B - Sections 11, 12 and 13 of the Representations have not changed as of the date hereof, and all other Sections of the Representations, including Part A Section 3(d),(e) (g) and (i) have not changed as of the date hereof in any material respect or, if the Representations require additional disclosure in order to be true, accurate and complete as of the date hereof, Borrower shall have provided the update to the Representations required in Section 8 hereof.

Each Borrower understands and acknowledges that PFG is entering into this Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

7.           CONTINUING VALIDITY.  Each Borrower understands and agrees that in modifying the existing Obligations, PFG is relying upon each Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  PFG's agreement to modifications to the existing Obligations in no way shall obligate PFG to make any future consents, waivers or modifications to the Obligations.  Nothing in this Modification shall constitute a satisfaction of the Obligations or a waiver of any default under the Existing Loan Documents.  It is the intention of PFG and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by PFG in writing.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Modification.  The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification agreements.

8.           CONDITIONS.  The effectiveness of this Modification is conditioned upon each of:

(a)           Execution and Delivery.  Each Borrower and Guarantor shall have duly executed and delivered to PFG on or before March 31, 2011, a counterpart of each of this Modification and the Amended and Restated Senior Convertible Promissory Note appended as Schedule 1 hereto.

(b)           Payment of PFG Expenses.  Borrower shall have paid upon demand all PFG expenses (including all reasonable attorneys’ fees and expenses) incurred in connection with this Modification in accordance with Section 5 hereof.

(c)           Updates to Borrower Information. If required to render Part A - Sections 1-6 (except Section 3(d),(e) (g) and (i)) and Part B - Section 11 of the Representations identified in Section 7(i) hereof true, correct, accurate and complete as of the date hereof, and all other Sections of the Representations, including Part A Section 3(d),(e) (g) and (i) true, correct, accurate and complete in all material respects as of the date hereof, Borrower shall have delivered to PFG true and current information and versions of such documents.

(d)           Constitutional and Authority Documents. To the extent the same may have been modified or superseded or are no longer accurate since the date of the Loan Agreement, PFG shall have received copies, certified by a duly authorized officer of each Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of each Borrower as in effect on the date hereof, (ii) any necessary resolutions of each Borrower authorizing the execution and delivery of this Modification, the other documents executed in connection herewith and each Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of each Borrower.

(e)           No Default under Senior Debt Documents. There shall be no default under the Senior Debt Documents that has not been cured or waived.

(f)           Consent of Senior Lender to Modification, Deposit and Special Mandatory Payment. On or before April 22, 2011 (the “Consent Date”), the Senior Lender shall have given its consent to this Modification and given its irrevocable consent to the payment of each of the Deposit and the Special Mandatory Payment. For the avoidance of doubt, if the Senior Lender has not given its consent by the Consent Date, this Modification shall be of no force and effect and the parties rights and obligations shall be determined under the Loan Agreement, unmodified by this Modification, and PFG shall not be deemed to have expressly or impliedly agreed to any modification or waiver of the terms of the Loan Agreement or to forbear from exercising any remedies it may have thereunder.

9.           FURTHER ASSURANCES.  Borrower agrees to execute such further documents and instruments and to take such further actions as PFG may request in its good faith business judgment to carry out the purposes and intent of this Modification.

10.           INTEGRATION; CONSTRUCTION.  This Modification and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Modification; provided, however, that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The quotation marks around modified clauses set forth herein and any differing font styles in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Modification. This Modification is subject to the General Provisions of Section 8 of the Loan Agreement.

11.           GOVERNING LAW; VENUE.  THIS MODIFICATION SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  Each Borrower and PFG submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California, in connection with any proceeding or dispute arising in connection herewith.

This Modification is executed as of the date first written above.

Borrower: Comverge, Inc. By /s/ Michael Picchi Michael Picchi, Executive Vice President By /s/ Matthew Smith Secretary or Ass't Secretary	PFG: PARTNERS FOR GROWTH III, L.P. By /s/ Andrew Kahn Name: Andrew Kahn Title: Manager, Partners for Growth III, LLC Its General Partner
Borrower: Comverge Giants, LLC By /s/ Michael Picchi Name: Michael Picchi Title: Vice President	Borrower: Public Energy Solutions, LLC By /s/ Michael Picchi Name: Michael Picchi Title: Vice President
Borrower: Public Energy Solutions NY, LLC By /s/ Michael Picchi Name: Michael Picchi Title: Vice President	Borrower: Clean Power Markets, Inc. By /s/ Michael Picchi Michael Picchi, Vice President By /s/ Michael Picchi Secretary or Ass't Secretary
Borrower: Enerwise Global Technologies, Inc. By /s/ Michael Picchi Michael Picchi, Vice President By /s/ Matthew Smith Secretary or Ass't Secretary	Borrower: Alternative Energy Resources, Inc. By /s/ Michael Picchi Michael Picchi, Vice President By /s/ Matthew Smith Secretary or Ass't Secretary

Schedule 1

Amended and Restated Senior Convertible Promissory Note
(Exhibit C to the Loan Agreement)

Schedule 2

Calculation of Special Mandatory Payment (Exhibit F to Loan Agreement)